Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Owl Rock Capital Corporation:

We consent to the incorporation by reference in this registration statement on Form N-2 filed pursuant to Rule 462(b) by reference to the registration statement on Form N-2, as amended (File No. 333-231946), of our reports dated February 27, 2019, with respect to the consolidated financial statements and the senior securities table, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm,” which appear in the registration statement on Form N-2 (File No. 333-231946), declared effective on July 17, 2019.

/s/ KPMG LLP

New York, New York

July 17, 2019